EXHIBIT 10.1

Asset Purchase Agreement

Between

Del Pharmaceuticals, Inc.,

As Seller,

And

Church & Dwight Co., Inc.,

As Purchaser

Dated As Of March 28, 2008

i

EXHIBITS

Exhibit A                      Assumption Agreement
Exhibit B                      Assignment of Trademarks
Exhibit C                      Assignment of Patent
Exhibit D                      Bill of Sale and Assignment Agreement
Exhibit E                      Manufacturing Agreement Term Sheet
Exhibit F                      Transitional Services Agreement

Index of Defined Terms
1060 Forms	19	Inventory Value	7
Accounts Payable	5	Knowledge of the Sellers	39
Accounts Receivable	3	Lien	39
Acquired Assets	1	Losses	29
Acquisition	1	Manufacturing Agreement	39
Affiliate	37	Material Adverse Effect	39
Affiliate Sellers	1	Maximum	30
Affiliated Group	37	Names	20
Apportioned Obligations	18	Net Accounts Receivable	7
Assignment of Patent	37	Non-Compete Period	24
Assignment of Trademarks	37	Other Intellectual Property	39
Assumed Contracts	2	Patent	39
Assumed Liabilities	4	Permits	13
Assumption Agreement	38	Permitted Liens	39
Basket	29	Person	40
Bill of Sale and Assignment Agreement	38	Post-Closing Tax Period	18
Brand Products	1	Pre-Closing Tax Period	14
Business	38	Private Label Products	1
Canadian Transfer Documents	38	Proceeding	13
Closing	6	Products	1
Closing Date	38	Promotion Liabilities	4
Closing Working Capital	7	Purchase Price	1
Code	38	Purchaser	1
Competing Business	24	Purchaser Indemnitees	29
Confidentiality Agreement	17	Related Instruments	40
Coupon Liabilities	4	Related Transfer Instruments	40
Del Accounting Consistently Applied	7	Restricted Affiliates	24
Dispute Procedures	23	Retained Information	40
Estimated Closing Working Capital	7	Return Liabilities	4
Estimated Working Capital Adjustment	7	Seller	1
Excluded Assets	3	Seller Indemnitees	30
Excluded Liability	5	Sellers	1
FDA	2	Selling Margin	11
Financial Information	11	Target	7
Formulae	38	Tax	40
GAAP	38	Tax Return	40
Governmental Entity	38	Taxes	40
HSR Act	18	Third Party Claim	31
indemnified party	31	Trademarks	40
indemnifying party	31	Transfer Taxes	18
Intellectual Property	38	Transitional Services Agreement	40
Inventory	38	United States	40

ASSET PURCHASE AGREEMENT dated as of March 28, 2008, between Del Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Church & Dwight Co., Inc., a Delaware corporation (“Purchaser”).

INTRODUCTION

The Seller, directly or indirectly through its Affiliates engaged in the Business, each of which is listed on Schedule 1-A (the “Affiliate Sellers”, and together with the Seller, the “Sellers”), manufactures, distributes, markets and sells over-the-counter pharmaceutical products under the brand names listed on Schedule 1-B (the “Brand Products”) and manufactures and distributes the private label over-the-counter pharmaceutical products set forth on Schedule 1-C (the “Private Label Products”, and together with the Brand Products, the “Products”).

The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Acquired Assets upon the terms and subject to the conditions set forth in this Agreement.  In addition, Purchaser has agreed to assume from the Sellers the Assumed Liabilities upon the terms and subject to the conditions set forth in this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 8.2(a).  The Index of Defined Terms identifies the pages of this Agreement on which capitalized terms used in this Agreement are defined.

Accordingly, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.1 Purchase and Sale.  On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and shall cause the Affiliate Sellers to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Sellers, all the right, title and interest of the Sellers in, to and under the Acquired Assets, for (a) U.S. $380 million, payable in cash as set forth in Section 1.4 and subject to adjustment as set forth in Section 1.6 (the “Purchase Price”), and (b) the assumption by Purchaser of the Assumed Liabilities.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition.”

Section 1.2 Transfer of Assets.  (a)  The term “Acquired Assets” means the right, title and interest of the Sellers in, to and under the assets, wherever located, whether now owned or acquired on or after the date hereof, that are set forth below as the same shall exist on the Closing Date:

(i) the Intellectual Property, including the goodwill related thereto;

(ii) any and all regulatory files (including correspondence with regulatory authorities and memoranda or other documents prepared by the Seller for internal use by the Seller) and Permits relating exclusively to the Business or the

        Acquired Assets from the United States Food and Drug Administration (the “FDA”) and any other applicable regulatory authority, including the regulatory files and Permits set forth on Schedule 1.2(a)(ii);

(iii) all marketing materials, research data, customer and sales information, product literature, labeling, cartons, inserts, advertising and other promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to the Business or the Acquired Assets;

(iv) all books, records, other documents and relevant reports (whether in draft or final form) and information (including consumer, customer, manufacturer, supplier or vendor lists and files; trademark and copyright files; distribution lists; mailing lists; price lists; sales materials; operating, production and other manuals; plans; files; specifications; process drawings; computer files, data and information; marketing/research reports; consumer studies; new product concept testing data; clinical data; safety testing data and analyses; customer service call logs and files; manufacturing and quality control records and procedures; research and development files (including original lab notebooks)), in each case exclusively used in, related to or prepared for use in or with respect to the Business or the Acquired Assets;

(v) the contracts, agreements, licenses, commitments and orders for the purchase and sale of goods and equipment (including Inventory) and services (including advertising, distribution, promotion and other incidental services) and other legally binding arrangements that are set forth on Schedule 1.2(a)(v), including any amendment thereof executed after the date hereof but before the Closing Date in compliance with the terms of this Agreement (collectively, the “Assumed Contracts”);

(vi) the manufacturing and packaging equipment set forth on Schedule 1.2(a)(vi) and any warranty rights and claims applicable to such equipment;

(vii) all Inventories; provided, that Purchaser may request that the Seller retain any raw materials, packaging materials or finished goods constituting Inventory purchased or manufactured before January 1, 2007;

(viii) all accounts receivable due and owing by any third party to the Sellers on the Closing Date arising or held in connection with the manufacture, distribution, marketing and sale of any Products (including for the avoidance of doubt, accounts receivable generated in Puerto Rico) (“Accounts Receivable”);

(ix) all UPC manufacturer ID codes and EAN codes and other manufacturer codes used in the Business;

(x) toll-free phone numbers (including without limitation customer service phone numbers), websites and website URLs used exclusively in the Business (other than any URL that includes a Name);

(xi) all existing or under-development product formulations and product specifications relating to the manufacture of the Products and similar products and all Intellectual Property therein or related thereto;

(xii) all goodwill relating to the Products and the Business;

(xiii) all prepayments, trade credits, prepaid expenses and third-party cash deposits relating to the Business;

(xiv) any open sales orders from customers of the Business in the ordinary course; and

(xv) all present and future rights, claims, credits, causes of action, rights of recovery and rights of setoff against third parties to the extent relating to the Acquired Assets but not to the extent relating to any Excluded Liability.

(b) Notwithstanding anything to the contrary in Section 1.2(a), Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any of the following assets (the “Excluded Assets”):

(i) any real estate owned or leased by the Sellers;

(ii) any cash and cash equivalents of the Sellers;

(iii) the Names, except as expressly provided in Section 4.8;

(iv) any assets, properties or rights of the Sellers other than the Acquired Assets;

(v) except as set forth on Schedule 1.2(a)(vi), any manufacturing and packaging equipment assets used in the manufacture and packaging of the Products and any other products of the Sellers, or any warranty rights applicable to such equipment;

(vi) any refund or credit of Taxes payable to the Sellers or any of their Affiliates (to the extent that the Taxes being refunded were not paid by Purchaser);

(vii) any rights, claims, credits, causes of action, rights of recovery and rights of setoff against third parties of the Sellers to the extent relating to any Excluded Asset or any Excluded Liability;

(viii) any rights of the Sellers under this Agreement or the Related Instruments; and

(ix) the minute books and corporate records of the Sellers.

(c) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of the Sellers other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.

Section 1.3 Assumed Liabilities.  (a)  Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing Date, and from and after the Closing Date Purchaser shall pay, perform and discharge when due, the following liabilities, obligations and commitments of the Sellers (the “Assumed Liabilities”):

(i) all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury or other harm to person or property, which resulted from the use or misuse of Products or otherwise related to the Products (including all Proceedings relating to any such liabilities) to the extent such Products were manufactured by or for Purchaser on or after the Closing Date (except to the extent the Seller or its Affiliates is responsible for such liabilities under the terms of the Manufacturing Agreement);

(ii) all liabilities, obligations and commitments arising out of or relating to the return of or warranty claims relating to any Products returned for refund, replacement or credit (the “Return Liabilities”);

(iii) all liabilities, obligations and commitments arising out of or relating to any coupons or rebates related to any Products (the “Coupon Liabilities”);

(iv) all promotional and coop advertising liabilities, obligations and commitments arising out of or relating to, directly or indirectly, the marketing, distribution or sale of the Products (the “Promotion Liabilities”);

(v) any liabilities, obligations or commitments arising out of or relating to any Assumed Contract, except to the extent such liabilities, obligations or commitments arise from the Sellers’ breach or default (including for this purpose any event which, with notice or lapse of time or both, would constitute such a breach or default) of any provision of any Assumed Contract prior to the Closing;

(vi) any liabilities, obligations or commitments arising out of or relating to any Proceeding relating to the Acquired Assets or the Products not otherwise subject to indemnification in favor of any Purchaser Indemnitee pursuant to Section 6.2(a)(i) hereof;

(vii) all trade accounts payable due and owing by the Sellers on the Closing Date to any unrelated third party with respect to the manufacture, distribution, marketing and sale of any Products (“Accounts Payable”);

(viii) any open purchase orders relating exclusively to the Acquired Assets and not related to the manufacture of the Products;

(ix) any liabilities, obligations and commitments for the Orajel monograph study relating exclusively to the Business to the extent of the accruals or reserves for such items in Closing Working Capital; and

(x) all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Acquired Assets or the Products or the ownership, sale or lease of any of the Acquired Assets but only to the extent such liabilities, obligations or commitments are attributable to any action, omission, performance, non-performance, event, condition or circumstance on or after the Closing Date and are not otherwise subject to indemnification under Section 6.2(a)(i)(A) in favor of any Purchaser Indemnitee pursuant to Article VI hereof.

(b) Notwithstanding any other provision of this Agreement or any other writing to the contrary, at the Closing, Purchaser shall assume and shall pay, perform and discharge when due only the Assumed Liabilities and shall not assume, nor have any obligation to pay, perform or discharge any Excluded Liability.  All Excluded Liabilities shall be retained by and remain liabilities, obligations and commitments of the Sellers.  The term “Excluded Liability” shall mean all liabilities, obligations and commitments of the Sellers, whether or not accrued, that are not Assumed Liabilities, including without limitation:

(i) any liability or obligation of any Seller, or any member of any Affiliated Group of which any Seller is a member, for Taxes; provided, that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 4.4;

(ii) any liability, obligation or commitment of the Sellers arising out of or relating to any Excluded Asset;

(iii) any liability, obligation or commitment arising out of or relating to employment, compensation or benefits (including severance) for the present or past employees of the Sellers for all employment by the Sellers relating to the Business;

(iv) any liability, obligation or commitment of the Sellers under this Agreement or any Related Instrument; and

(v) except to the extent specifically provided in Section 1.3(a), all other liabilities, obligations and commitments of Sellers, regardless of when they are asserted, billed or imposed or when they become due or payable, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Business or the Acquired Assets.

Section 1.4 Closing.  The closing (the “Closing”) of the Acquisition shall take place at the offices of Covington & Burling LLP, 620 Eighth Avenue, New York, NY, on the later of July 1, 2008 and the fifth business day following the satisfaction or waiver of the conditions set forth in Article V (except those conditions that by their terms are not capable of satisfaction prior to the Closing Date), or at such other time or place as the Seller and Purchaser may agree.  At the Closing:
(a) The Sellers shall deliver to Purchaser the following:  (i) a duly executed Assumption Agreement; (ii) a duly executed Assignment of Trademarks; (iii) a duly executed Assignment of Patent; (iv) a duly executed Bill of Sale and Assignment Agreement; (v) a duly executed Manufacturing Agreement; (vi) a duly executed Transitional Services Agreement; (vii) duly executed Canadian Transfer Documents; (viii) third party consents as required by Schedule 1.4(a); (ix) (A) duly executed certificates prepared in accordance with Treasury Regulations Section 1.1445-2 and dated as of the Closing Date certifying that each such Seller that is incorporated in the United States is not a “foreign person” within the meaning of Section 1445 of the Code and (B) duly executed certificates prepared in accordance with Treasury Regulations Section 1.1445-2 and dated as of the Closing Date certifying that each such Seller that is not incorporated in the United States is not transferring a “U.S. real property interest” as defined in Section 897(c) of the Code; and (x) all other documents, instruments or certificates required to be delivered by the Sellers at the Closing pursuant to this Agreement.

(b) Purchaser shall deliver to the Sellers the following: (i) cash in the aggregate amount of $380 million, plus or minus the amount of the Estimated Working Capital Adjustment, by electronic funds transfer of immediately available funds in the amounts and to the account as is designated by the Seller no later than five business days before the Closing Date; (ii) a duly executed Assumption Agreement; (iii) a duly executed Assignment of Trademarks; (iv) a duly executed Assignment of Patent; (v) a duly executed Bill of Sale and Assignment Agreement; (vi) a duly executed Manufacturing Agreement; (vii) a duly executed Transitional Services Agreement; (vii) duly executed Canadian Transfer Documents; and (ix) all other documents, instruments or certificates required to be delivered by Purchaser at the Closing pursuant to this Agreement.

Section 1.5 Transfer of Inventory.  Until the Closing Date, any loss of or damage to the Inventory from fire, casualty or any other occurrence shall be the sole responsibility of the Sellers.  On the Closing Date, title to the Inventory shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Inventory and be solely responsible for procuring adequate insurance to protect the Inventory against any such loss.  During the 60 day period following the Closing Date, the Sellers shall ship the Inventory constituting finished goods ready for final sale to Purchaser in such quantities and on such dates as so requested by Purchaser, at Purchaser’s sole cost, expense and risk, to such location or locations as so requested by Purchaser.

Section 1.6 Working Capital Adjustment.  (a)  No later than five business days prior to the Closing Date, the Seller shall deliver to Purchaser its good faith estimate of Closing Working Capital as of the opening of business on the Closing Date (“Estimated Closing Working Capital”) together with a statement of the calculation of the Estimated Closing Working Capital.  If Purchaser disagrees with the Seller’s calculation of the Estimated Closing Working Capital, Purchaser shall deliver to the Seller its own good faith estimate of Closing Working Capital as of the opening of business on the Closing Date, together with a statement of the calculation of the Estimated Closing Working Capital.  If Purchaser delivers its calculation of the Estimated Closing Working Capital to the Seller, Purchaser and the Seller shall negotiate in good faith to agree upon the calculation of the Estimated Closing Working Capital.  If Purchaser and the Seller cannot agree on such calculation, the Closing shall nonetheless take place without delay using the Target as the Estimated Closing Working Capital.  If the Estimated Closing Working Capital exceeds $12.312 million ( the “Target”), which amount has been calculated as set forth in Schedule 1.6, then the Purchase Price shall be increased by the amount of such excess.  If the Estimated Closing Working Capital is less than the Target, then the Purchase Price shall be decreased by the amount of such deficit.  The amount by which the Purchase Price is increased or decreased, as applicable, pursuant to the provisions of this Section 1.6(a) is referred to as the “Estimated Working Capital Adjustment”.

(b) As promptly as practicable and in no event later than 90 days after the Closing, Purchaser shall prepare and deliver to the Seller a statement of Closing Working Capital prepared in accordance with Del Accounting Consistently Applied.  “Closing Working Capital” means, as of the opening of business on the Closing Date, the excess of (A) Net Accounts Receivable plus Inventory Value plus prepaid expenses and trade credits, each to the extent constituting Acquired Assets and calculated in accordance with Del Accounting Consistently Applied, over (B) Accounts Payable plus the accruals for Promotion Liabilities, Coupon Liabilities and the Orajel monograph study, each calculated in accordance with Del Accounting Consistently Applied; provided, that Closing Working Capital shall not include any Tax asset or liability.  “Inventory Value” shall equal the sum of (i) the product of the amount of Inventory constituting final goods ready for sale times the full cost (including labor, materials and overhead as specified in Del standard costs, plus the cost of freight-in of materials and variances) of such Products plus (ii) the product of the amount of each other form of Inventory times the full cost (including labor, materials and overhead as specified in Del standard costs, plus the cost of freight-in of materials and variances) of such Inventory, less Inventory reserve.  “Net Accounts Receivable” shall equal the excess of (i) Accounts Receivable (it being understood that any accounts receivable generated in Puerto Rico are not included for purposes of calculating the Target or Closing Working Capital) over (ii) the sum of the accruals and reserves for Return Liabilities, markdowns, chargebacks, coop/promotions, discounts and allowances and doubtful accounts.  “Del Accounting Consistently Applied” means Del Laboratories, Inc. accounting principles, policies, standards and procedures, which are in accordance with GAAP, consistently applied; provided, however, that to the extent Del Accounting Consistently Applied is not in accordance with GAAP, the independent accounting firm engaged hereunder shall use GAAP (it being understood that if the use of GAAP instead of Del Accounting Consistently Applied results in a change to any amount included in the calculation of Closing Working Capital, a conforming change shall also be made to such amount to the extent included in the calculation of the Target); provided, further, however, that in no event shall any respective reserves or accruals for the Business be reduced from the amounts included in the Target except to reflect (i) cash payments made by the Sellers subsequent to such date, (ii) changes in circumstances or events occurring between such date and the Closing Date and (iii) bona fide commercial transactions; provided, further, further, however, the amount of trade credits included in Closing Working Capital shall not exceed the net book value of Inventory bartered in exchange therefore and included in the Target.

(c) The Seller shall have 30 days to object to the calculation of Closing Working Capital set forth in the statement.  The notice of disagreement must specify in reasonable detail the items contained in the statement that the Seller disputes, the amount of each item in dispute, the Seller’s calculation of the amount of each item disputed and the basis for any such disputes (it being understood that the only basis for such a dispute is that the item was not calculated in accordance with this Agreement or such calculation was mathematically inaccurate).  The Seller shall be deemed to have agreed to any items in the calculation of Closing Working Capital set forth in Purchaser’s statement to which it has not objected.  If the Seller shall not object to any items in Purchaser’s calculation of the Closing Working Capital, the calculation of Closing Working Capital set forth in Purchaser’s statement shall be final.  If the Seller shall so object, Purchaser and the Seller shall use their reasonable efforts to reach agreement as to the disputed items.  If within 15 days following the Seller advising Purchaser of its objections, Purchaser and the Seller shall not have resolved all such disputed items, they shall promptly engage an independent accounting firm to be mutually selected by them (or Ernst & Young if such parties cannot agree on an independent accounting firm) to resolve any remaining disputed items as soon as practicable.  The scope of the disputes to be resolved by the accounting firm will be limited to whether the items in dispute that were included in the notice of disagreement delivered in accordance with this Section 1.6(c) were prepared in accordance with this Agreement, and the accounting firm shall determine, on such basis, whether and to what extent Purchaser’s and Seller’s respective calculations of Closing Working Capital require adjustment.  The accounting firm’s decision will be based solely on submissions by the Seller and Purchaser and their respective representatives and not by independent review.  In making its determination of Closing Working Capital, the accounting firm shall be instructed to determine only those disputed items that were included in the notice of disagreement delivered in accordance with this Section 1.6(c) and which remain unresolved and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser and the Seller.  The determination of the accounting firm shall be final and binding upon each of the parties.

(d) Following a final determination of Closing Working Capital, such final amount shall be compared to the Estimated Closing Working Capital determined pursuant to Section 1.6(a) above.  In the event that the final Closing Working Capital exceeds the Estimated Closing Working Capital, Purchaser shall promptly remit to the Seller an amount equal to such difference.  In the event that the Estimated Closing Working Capital exceeds the final Closing Working Capital, the Seller shall promptly remit to Purchaser an amount equal to such difference.

(e) Each of the Sellers and Purchaser shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Closing Working Capital statement and the resolution of any disputes thereunder.  Such cooperation shall include permitting Purchaser after the Closing Date to promptly take a physical inventory of all Inventory held by the Sellers.  Such physical inventory inspection shall be conducted at Purchaser’s sole cost and expense, during normal business hours and in a manner that shall not interfere with the Sellers’ conduct of their business.

Section 1.7 Assignment of Acquired Assets; Consents of Third Parties.  Notwithstanding anything in this Agreement to the contrary, (i) this Agreement shall not item in dispute, the Seller’s calculation of the amount of each item disputed and the basis for any such disputes (it being understood that the only basis for such a dispute is that the item was not calculated in accordance with this Agreement or such calculation was mathematically inaccurate).  The Seller shall be deemed to have agreed to any items in the calculation of Closing Working Capital set forth in Purchaser’s statement to which it has not objected.  If the Seller shall not object to any items in Purchaser’s calculation of the Closing Working Capital, the calculation of Closing Working Capital set forth in Purchaser’s statement shall be final.  If the Seller shall so object, Purchaser and the Seller shall use their reasonable efforts to reach agreement as to the disputed items.  If within 15 days following the Seller advising Purchaser of its objections, Purchaser and the Seller shall not have resolved all such disputed items, they shall promptly engage an independent accounting firm to be mutually selected by them (or Ernst & Young if such parties cannot agree on an independent accounting firm) to resolve any remaining disputed items as soon as practicable.  The scope of the disputes to be resolved by the accounting firm will be limited to whether the items in dispute that were included in the notice of disagreement delivered in accordance with this Section 1.6(c) were prepared in accordance with this Agreement, and the accounting firm shall determine, on such basis, whether and to what extent Purchaser’s and Seller’s respective calculations of Closing Working Capital require adjustment.  The accounting firm’s decision will be based solely on submissions by the Seller and Purchaser and their respective representatives and not by independent review.  In making its determination of Closing Working Capital, the accounting firm shall be instructed to determine only those disputed items that were included in the notice of disagreement delivered in accordance with this Section 1.6(c) and which remain unresolved and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser and the Seller.  The determination of the accounting firm shall be final and binding upon each of the parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Purchaser as follows:

Section 2.1 Organization.  Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Sellers has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Business in all material respects as it is presently conducted.

Section 2.2 Authority; Execution and Delivery; Enforceability.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and each of the Sellers has the requisite corporate power and authority to execute and deliver each Related Instrument to which it is a party and to perform all of its obligations thereunder.  The execution and delivery of this Agreement and the Related Instruments and the performance by the Sellers of their respective obligations hereunder and thereunder have been (or will be before the Closing in the case of the Related Instruments) authorized by all requisite corporate action on their respective parts.  This Agreement has been validly executed and delivered by the Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and each Related Instrument that is to be executed and delivered by the Sellers will constitute when executed and delivered by the Sellers (assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser or an Affiliate of Purchaser, to the extent a party thereto), a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application relating to creditors rights and equitable principles of general applicability (whether considered at law or equity).

Section 2.3 Consents and Approvals; No Violations.  (a)  Neither the execution and delivery of this Agreement nor any Related Instrument by the Sellers, nor the performance by the Sellers of their obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby or thereby will (i) violate the certificate of incorporation, by-laws or other organizational document of the Sellers, (ii) except as set forth on Schedule 2.3(a), conflict with or result in a violation or breach of any term, condition or provision of, result in or give rise to any right of payment, rescission, renegotiation, termination, cancellation or acceleration with respect to, or constitute a default under, any contract, agreement or instrument to which any of the Sellers is a party or by which any of the Sellers or the Acquired Assets are bound, or result in the creation or imposition of any Lien upon any Acquired Assets or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any Governmental Entity applicable to the Sellers, the Business or the Acquired Assets, except in the case of clause (ii) or (iii) for violations, breaches, rights or defaults that, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Sellers’ ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 2.3(b), no filing with, and no authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement except for those filings, authorizations, consents and approvals the failure of which to be made or obtained, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Sellers’ ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

Section 2.4 Financial Statements.

(a) Schedule 2.4(a) sets forth the unaudited statement of the Selling Margin for the Products and the unaudited statement of net assets of the Business as of and for the year ended December 31, 2007 (collectively, the “Financial Information”).  The Financial Information has been derived from the Sellers’ books and records in accordance with the Sellers’ accounting policies applied on a consistent basis, the principles of which are in accordance with GAAP consistently applied.  It is understood that the Financial Information is internally prepared, does not contain footnotes, and may not necessarily reflect what the allocated cost of overhead, freight, distribution center and products liability insurance expenses included in sales margins for the Products of the Business would have been had the Business been a standalone entity during the period indicated.  “Selling Margin” shall mean gross sales less (i) returns, promotion allowances, coupons and other discounts and allowances, (ii) costs of goods sold, (iii) commissions, freight and net royalty expenses, (iv) displays and coop and national advertising expenses, (v) cost of promotional material, product and package design, samples, market research, product liability insurance and distribution expenses, and (vi) cost of marketing group and division expenses.

(b) As of the date hereof, the Business has approximately $600,000 in trade credits.  There are no liabilities or obligations, contingent or otherwise, associated with any of the trade credits constituting Acquired Assets.

Section 2.5 Absence of Certain Changes.  Except as set forth on Schedule 2.5, Since January 1, 2008 and through the date hereof, there has not been any event, occurrence or development which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2008 and through the date hereof, the Sellers (i) have caused the Business to be conducted in the ordinary course of business consistent with past practices and (ii) have not taken (or refrained from taking, as applicable) any actions that if taken after the date hereof would violate Section 4.10 of this Agreement.

Section 2.6 Title of Assets.  The Sellers have and will convey to Purchaser good and valid title to all the Acquired Assets, except those sold or otherwise disposed of in the ordinary course of business consistent with past practices and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens.  The equipment comprising the Acquired Assets is free from material defects, has been maintained in accordance with past practice, is in materially good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  This Section 2.6 does not relate to Intellectual Property, which is the subject of Section 2.7.

Section 2.7 Intellectual Property.  (a)  Schedule 2.7(a) sets forth a list of all:  (i) patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, and (iv) domain name registrations, in each case owned or registered and included in the Acquired Assets.  Schedule 2.7(a) also sets forth a list of all licenses or other agreements by which the Sellers have granted to any third party the right to use any Intellectual Property, except for licenses contained in agreements entered into by the Sellers with advertisers, distributors and suppliers in the ordinary course of business.

(b) The Sellers own and possess all right, title and interest in and to the Intellectual Property free and clear of any Liens other than Permitted Liens and licenses granted to suppliers, advertisers, and distributors in the ordinary course of business.

(c) There are no claims pending or, to the Knowledge of the Sellers, threatened in writing, as of the date of this Agreement, against the Sellers by any person with respect to the ownership, validity, enforceability or use of the Intellectual Property, including without limitation any cancellation, opposition, reissuance, reexamination or similar proceeding involving the Patent or Trademarks.

(d) The Sellers have no pending, written notices of any infringement, dilution or misappropriation by any third party of the Intellectual Property and to the Knowledge of the Sellers, no third party is or has infringed, misappropriated or diluted any of the Intellectual Property.

(e) To the Knowledge of the Sellers, the conduct of the Business, including the manufacture, marketing, distribution and sale of the Products does not infringe, dilute or misappropriate any intellectual property of any third party.

(f) (i) The Patent lists all of the inventors of the Patent, and (ii) each inventor of the Patent has assigned his/her entire right, title and interest in and to the Patent to the applicable Seller.

Section 2.8 Contracts.  (a)  Except for the Assumed Contracts, none of the Sellers are a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement (including broker, agency, supply and distribution agreements), that is used or held for use primarily for the operation or conduct of the Business.  Except for the Assumed Contracts, there are no material oral or written contracts, leases, licenses, indentures, agreements, commitments or any other legally binding arrangements (including broker, agency, supply and distribution agreements) relating primarily to the Business or the Acquired Assets other than purchase orders for the sale of Products or purchases of raw materials, packaging materials and other supplies, in each case in the ordinary course of business.

(b) All Assumed Contracts are valid, binding and in full force and effect.  Each of the Assumed Contracts is enforceable by the Sellers in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application relating to creditors rights and equitable principles of general applicability (whether considered at law or equity).  The Sellers have performed all obligations required to be performed by them to date under the Assumed Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Sellers, no other party to any Assumed Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder.

Section 2.9 Compliance with Law; Permits.  (a)  Schedule 1.2(a)(ii) sets forth each governmental license, registration, concession, franchise, permit, certificate, approval or other similar authorization (“Permits”), held by the Sellers and necessary or useful for the conduct of the Business, except for Permits solely related to the manufacture of the Products.

(b) Except to the extent that it would not reasonably be expected to result in a Material Adverse Effect, (i) the Business has been conducted during the three-year period ending on the date hereof in compliance with all applicable Permits and applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including the United States Food, Drug and Cosmetics Act of 1938, as amended from time to time; (ii) except as set forth on Schedule 1.2(a)(ii), all Permits are in full force and effect; (iii) none of the Sellers have received written notice from any Governmental Entity that there are any circumstances currently existing which would lead to any loss or refusal to renew any Permit on terms less advantageous to the Sellers than the terms of those Permits currently in force; and (iv) during the three-year period ending on the date hereof, none of the Sellers have received written notice from any Governmental Entity that the Business is not in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations.

Section 2.10 Litigation.  (a)  Except as set forth on Schedule 2.10(a), there is no suit, action or other proceeding (collectively, a “Proceeding”) pending or, to the Knowledge of the Sellers, threatened against the Sellers or to the Knowledge of the Sellers, any investigation pending or threatened against the Sellers and relating to or arising out of the Sellers’ operation of the Business or affecting the Business or the Acquired Assets or which challenges the validity of this Agreement or any of the transactions contemplated hereby.  To the Sellers Knowledge, there is no Proceeding pending or threatened against a supplier of benzocaine that would materially impact the supply of benzocaine to the Business.

(b) Except as set forth on Schedule 2.10(b), there are no outstanding injunctions, restraining orders, decrees or judgments of any Governmental Entity applicable to the Business or the Acquired Assets (or that will apply to Purchaser after the Closing Date) that restrict the ownership, disposition or use of the Acquired Assets, in each case, in any material respect.

(c) There is no product liability claim pending, or to the Knowledge of the Sellers, threatened, relating to any Product that involves a claim against the Sellers of more than $25,000, and no such claim has been settled, adjudicated or otherwise disposed of during the three-year period ending on the date hereof.

Section 2.11 Brokers and Finders.  The Sellers have not retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the Related Instruments or any of the transactions contemplated hereby or thereby, other than J.P. Morgan Securities, Inc., whose fees and expenses are payable solely by the Sellers or their Affiliates.

Section 2.12 Inventories.  The Inventories are owned free and clear of all Liens (other than Permitted Liens) and are of a good and merchantable quality, usable or saleable in the ordinary course of business consistent with past practices of the Business, subject to Inventory reserve.  The Sellers have provided for reserves in accordance with Del Accounting Consistently Applied with respect to slow moving and obsolete Inventory.

Section 2.13 Sufficiency of Assets.  Except as set forth on Schedule 2.13 and for the Excluded Assets (other than those described in Section 1.2(b)(iv)) and the rights under the Manufacturing Agreement and Transitional Services Agreement (assuming any services declined by Purchaser thereunder are provided), the Acquired Assets constitute all of the material rights, properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of the Business as presently conducted.

Section 2.14 Customers; Suppliers.  Since January 1, 2007 and prior to the date hereof, the Sellers have not received any written notice or, to the Knowledge of the Sellers, any oral notice from a top ten customer of Orajel Products (by dollar volume of gross sales for the calendar year ended December 31, 2007) that such customer (a) has ceased or will cease to purchase the Products or (b) has materially reduced or will materially reduce its purchase of the Products.  Since January 1, 2007 and prior to the date hereof, the Sellers have not received any written notice or, to the Knowledge of the Sellers, any oral notice from a top ten supplier of products, equipment, goods or services relating to Orajel Products that such supplier (x) has ceased or will cease to supply the products, equipment, goods or services of such supplier to the Business or (y) has materially reduced or will materially reduce the supply of the products, equipment, goods or services of such supplier to the Business.

Section 2.15 Taxes.  (a)  The Sellers have timely paid all Taxes which were required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Acquired Assets.  Except as set forth on Schedule 2.15(a), (i) there are no proposed assessments of Tax against the Sellers with respect to the Business or any Liens with respect to Taxes on any of the Acquired Assets, (ii) the Sellers have not waived any statute of limitations with respect to Taxes of the Business or agreed to any extension of time with respect to such a Tax assessment or deficiency and (iii) no Governmental Entity with which the Sellers do not file Tax Returns has asserted that the Sellers are or may be subject to Taxes with respect to the Business.  None of the Acquired Assets is an interest in an entity that is treated as a corporation or partnership for Tax purposes.

(b) The Sellers have established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to a taxable period (or portion thereof) that ends on the Closing Date (a “Pre-Closing Tax Period”), the non-payment of which would result in a Lien on any Acquired Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

Section 3.1 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted in all material respects.

Section 3.2 Authority; Execution and Delivery; Enforceability.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been (or will be before the Closing in the case of the Related Instruments) authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by the Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument has been duly authorized, executed and delivered by each of the Sellers, to the extent a party thereto), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application relating to creditors rights and equitable principles of general applicability (whether considered at law or equity).

Section 3.3 Consents and Approvals; No Violations.  (a)  Neither the execution and delivery of this Agreement nor any Related Instrument by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (i) violate the certificate of incorporation, by-laws or other organizational document of Purchaser, (ii) conflict with or result in a violation or breach of any term, condition or provision of, result in or give rise to any right of payment, rescission, renegotiation, termination, cancellation or acceleration with respect to, or constitute a default under, any contract, agreement or instrument to which Purchaser is a party or by which any of its properties or assets are bound or (iii) violate or conflict with any law, rule, regulation, judgment, order, injunction or decree of any Governmental Entity applicable to Purchaser, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 2.3(b), no filing with, and no authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for those filings, authorizations, consents or approvals the failure of which to be made or obtained would not materially impair Purchaser’s ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

Section 3.4 Brokers and Finders.  Purchaser has not retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Lazard Frères & Co., whose fees and expenses are payable solely by the Purchaser.

Section 3.5 No Proceedings.  There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser which would affect or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

Section 3.6 Availability of Funds.  Purchaser has sufficient available funds either on hand or under committed credit facilities to pay the Purchase Price.

ARTICLE IV

COVENANTS

Section 4.1 Retained Acquired Assets; Retained Information.  (a)  If any Acquired Assets are, in the reasonable judgment of the parties hereto, required by the Sellers for the due and timely performance of the Sellers’ obligations under the Transitional Services Agreement or the Manufacturing Agreement, the Sellers shall not deliver such Acquired Assets to Purchaser (and title shall not pass) until the expiration or termination of the Transitional Services Agreement or the Manufacturing Agreement, as applicable (it being understood that the parties agree that the assets set forth on Schedule 4.1 shall be retained Acquired Assets subject to this sentence); provided, that the Sellers shall use commercially reasonable efforts to maintain such assets in accordance with industry practices and deliver copies, if applicable, of such retained Acquired Assets to Purchaser and in any event shall provide Purchaser with access to such retained Acquired Assets upon reasonable request of Purchaser.  The Sellers shall not (i) sell, lease, license or otherwise dispose of, any interest in the retained Acquired Assets or (ii) use the retained Acquired Assets for any purpose other than the due and timely performance of the Sellers’ obligations under the Transitional Services Agreement or the Manufacturing Agreement.  The Sellers hereby grant to Purchaser an irrevocable, non-exclusive, worldwide, fully paid-up and royalty-free license until the expiration or termination of the Manufacturing Agreement to use the retained Acquired Assets in the manufacture, packaging, distribution and sale of Products, including, without limitation, in connection with the preparation of any response to an inquiry, charge or investigation of a Governmental Entity related to the manufacture, packaging, distribution and sale of the Products.

(b) Seller shall also provide copies of any Retained Information to Purchaser.  If copies of the Retained Information is insufficient for evidentiary or regulatory purposes, the Sellers shall promptly provide to Purchaser reasonable access to the original documents.  The Sellers hereby grant to Purchaser a perpetual, irrevocable, non-exclusive, worldwide, fully paid-up and royalty-free license to use the Retained Information in the manufacture, packaging, distribution and sale of Products, including, without limitation, in connection with the preparation of any response to an inquiry, charge or investigation of a Governmental Entity related to the manufacture, packaging, distribution and sale of the Products.

Section 4.2 Confidentiality.  (a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and the Seller dated December 18, 2007, as supplemented on January 11, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon the Closing Date, the Confidentiality Agreement shall terminate with respect to information solely to the extent that such information relates to the Acquired Assets or the Assumed Liabilities; provided, that Purchaser acknowledges that any and all other information provided to it by the Sellers or their respective representatives concerning the Sellers and their Affiliates (other than such information related to the Acquired Assets or the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement for its duration.

(b) Except as otherwise agreed between the Seller and Purchaser or in any mutually agreed upon press release announcing the Acquisition disclosed in compliance with Section 4.6, each of Purchaser and the Seller agree that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law, order, rule or regulation or listing agreement and only to the extent required by such law, order, rule or regulation or listing agreement.

(c) The Sellers shall keep confidential, and cause their Affiliates to keep confidential, all information relating to the Business, Acquired Assets and Assumed Liabilities, except as required by law, order, rule or regulation or listing agreement and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.2(c).  The covenant set forth in this

Section 4.2(c) shall terminate upon the third anniversary of the date of termination of the Manufacturing Agreement or the Transitional Services Agreement, whichever is later.

Section 4.3 Regulatory Approvals.  (a)  Each of the Sellers and Purchaser shall use their commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby, including with respect to the transfer from the Sellers to Purchaser of any Permits set forth on Schedule 1.2(a)(ii), as soon as reasonably practicable after the date hereof.

(b) In furtherance of the foregoing, each of Purchaser and the Seller shall (i) make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) with respect to the Acquisition as promptly as commercially practicable after the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant thereto and (iii) take all other commercially reasonable actions to cause the expiration or termination of any applicable waiting period thereunder.

Section 4.4 Transfer Taxes.  (a)  Except as otherwise provided herein, any excise, sales, use, value-added, transfer or similar taxes (“Transfer Taxes”) required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets pursuant to the terms of this Agreement, and any refund thereof, shall be borne 50% by Purchaser and 50% by the Sellers; provided, that all Transfer Taxes which are refundable or otherwise recoverable by Purchaser shall be paid solely by Purchaser to the extent that such Transfer Taxes are refundable or otherwise recoverable.  The Sellers and Purchaser shall cooperate in the timely making and filing of all filings, Tax Returns, reports and forms as may be required with respect to any Transfer Taxes payable in connection with the transfer of the Acquired Assets.  The parties agree to cooperate to the extent lawfully permitted in order to minimize the amount of any such Transfer Taxes.

(b) All personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Sellers and Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”).  The Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c) Transfer Taxes and Apportioned Obligations shall be timely paid, and all applicable Tax Returns shall be timely filed, by the party required to do so under applicable law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 4.4(a) or Section 4.4(b), as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 4.4(a) or Section 4.4(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

Section 4.5 Purchase Price Allocation.  The Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets set forth on Schedule 4.5 in a manner that is consistent with the principles of Section 1060 of the Code.  No later than 180 days following the Closing Date, Purchaser shall deliver to the Seller a final allocation prepared in accordance with such principles and Schedule 4.5.  The Sellers and Purchaser agree to act in accordance with such allocations in any relevant Tax Return or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state or local law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law, rules and regulations.

Section 4.6 Publicity.  The parties agree to consult with each other before issuing any press release or making any public announcement with respect to this Agreement or any Related Instrument.  The content of the initial press release and any trade announcements or correspondence announcing the execution of this Agreement shall be mutually agreed by Purchaser and the Sellers.  The parties agree that neither party shall disclose the amount of the Purchase Price to any third person without the prior consent of the other party, except to the extent required by applicable law, order, rule, regulation or listing agreement.  The parties further agree that nothing herein will prevent the Sellers, Purchaser or their respective Affiliates, upon reasonable notice, from making public announcements to comply with the requirements of law, order, rule or regulation or any listing agreement with, and rules and regulations of, any securities exchange or to inform their respective employees of the transactions contemplated by this Agreement or any Related Instrument.

Section 4.7 Further Assurances.  Subject to the terms and conditions hereof, the parties shall use their reasonable best efforts to take all actions and to do all things necessary or desirable under applicable law, rules and regulations to consummate the Acquisition.  Each party shall, and shall cause their respective Affiliates to, from time to time after the date hereof, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and each Related Instrument, including without limitation, assignments, transfers, consents, assignment and assumption agreements and other similar agreements that may be necessary to effectuate any delivery of assets or transfer of rights necessary to carry out the provisions of this Agreement.

Section 4.8 Use of Names.  (a)  Purchaser shall ensure that (i) no Product literature or packaging produced after the 270 day anniversary of the Closing Date shall include any reference to the Names or any references to the Sellers’ or their Affiliates’ customer service address, (ii) there shall be no usage of the Names or the Sellers’ or their Affiliates’ customer service address by Purchaser in the distribution, marketing or sale of any Products (other than Orajel Products), including on any literature or packaging of any Product (other than an Orajel Product), after the 18 month anniversary of the Closing and (iii) there shall be no usage of the Names or the Sellers’ or their Affiliates’ customer service address by Purchaser in the distribution, marketing or sale of any Orajel Products, including on any literature or packaging of any Orajel Product, after the 15 month anniversary of the Closing.

(b) The Sellers hereby grant to Purchaser, and Purchaser accepts, a limited, non-transferable, non-sublicenseable (except to Affiliates), personal, non-exclusive right and license for the 18 month period following the Closing Date to use the Names in the United States and Canada solely to the extent necessary to allow Purchaser and their Affiliates to market, distribute and sell the Products in the United States and Canada utilizing the labels and packaging in use as of the Closing Date that bear one or more of the Names.  Purchaser shall (i) cause all Products marketed, distributed or sold using a Name to be of no less than equivalent quality than the Products marketed, distributed or sold by the Sellers prior to the Closing Date, (ii) cause all usage of the Names to comply with applicable law to the extent in compliance on the Closing Date, and (iii) be responsible for all acts and omissions of its Affiliates and its designees with respect to the use of the Names.  The Sellers shall have the right to inspect any materials bearing a Name, and Purchaser shall reasonably cooperate with the Sellers in connection with the exercise of such rights and in the protection of the Names.  All goodwill arising from the use of the Names shall inure to the exclusive benefit of the Sellers.

(c) In no event shall Purchaser use any Names after the Closing Date in any manner or for any purpose different from the use of such Names by the Sellers prior to the Closing Date.

(d) “Names” means “Coty”, “Del”, “Del Laboratories” and “Del Pharmaceuticals”, variations and derivatives thereof and any other logos or trademarks, trade names or service marks of the Sellers or their Affiliates not included on Schedule 2.7(a).

Section 4.9 Bulk Transfer Laws.  Purchaser hereby waives compliance by the Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the Acquisition.

Section 4.10 Conduct of the Business.  From the date hereof until the Closing Date, the Sellers shall conduct the Business in the ordinary course of business consistent with past practice and shall use their commercially reasonably efforts to preserve intact the Business’ relationships and goodwill with third parties with whom it has business relations, including but not limited to its employees, licensors, customers and suppliers.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 4.10, or as approved by prior written consent of Purchaser (such approval not to be unreasonably withheld or delayed), the Sellers will:

(a) not sell, lease, license or otherwise dispose of any interest in the Acquired Assets (other than obsolete Inventory (it being understood, however, that obsolete Inventory shall in no event be exchanged for trade credits)), except sales of Inventory and disposal of certain of the assets set forth in Section 1.2(a)(iv) in the ordinary course of business consistent with past practice;

(b) not amend or modify in any material respect, renew (other than automatically) or terminate any of the Assumed Contracts;

(c) not encumber, abandon, permit to lapse or be cancelled or relinquish any license or sublicense that is an Assumed Contract (other than an expiration in accordance with its terms), or otherwise convey rights under or with respect to the Intellectual Property other than in licenses contained in agreements with advertisers, distributors or suppliers in the ordinary course of business consistent with past practice;

(d) not mortgage, pledge or grant any security interest in any of the Acquired Assets in connection with the borrowing of money or for the deferred purchase of any property, or otherwise voluntarily permit the imposition of a Lien (other than a Permitted Lien) on any of the Acquired Assets;

(e) not make any change in their accounting methods or practices with respect to the Business (including without limitation any method of accounting for Inventory or Accounts Receivable);

(f) continue to meet the material contractual obligations of, and pay material obligations relating to, the Business as they mature in the ordinary course of business consistent with past practice;

(g) not initiate a Product promotion, except in the ordinary course of business consistent with past practice;

(h) not obtain or acquire any trade credits with respect to the Business, whether in exchange for obsolete Inventory or otherwise;

(i) not change in any material respect the policies or practices with regard to the collection of accounts receivable or the payment of accounts payable, except in the ordinary course of business consistent with past practice;

(j) not increase sale or shipment of the Products to business customers in excess of customary shipments for the same period during the preceding year, except to the extent such shipments are made in connection with the launch of a newly repackaged Product, new merchandising activities or increased consumption trends; and

(k) not agree in writing or otherwise to do any of the foregoing.

Section 4.11 Access and Cooperation.  (a)  After the date hereof and before the Closing, upon reasonable written notice, the Sellers shall furnish or cause to be furnished to Purchaser and its employees, counsel, auditors and other representatives access to, during normal business hours, such properties, books, records, information and assistance relating to the Business or the Acquired Assets, including access to officers and employees, customers, suppliers, advisors and agents of the Sellers, as is reasonably requested (it being understood that the parties shall cooperate in transferring certain essential books, records and information before the Closing in order to facilitate Purchaser’s ability to immediately operate the Business upon the Closing); provided, that any such access shall not unreasonably interfere with the conduct of the business of the Sellers.

(b) After the Closing Date, upon reasonable written notice, Purchaser and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party or their Affiliates) relating to the Business or the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  The Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes related to the Acquired Assets.  Purchaser shall retain the books and records relating to Taxes of the Sellers included in the Acquired Assets for a period of seven years after the Closing Date.  After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to the Seller and shall give the Seller, at the Seller’s cost and expense, an opportunity to remove and retain all or any part of such books or records as the Seller may select.

(c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.11.  Neither party shall be required by this Section 4.11 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

Section 4.12 Refunds and Remittances.  Promptly following the Closing, the Sellers shall irrevocably authorize, instruct and direct that the customers of the Business shall make and deliver all payments on or after the Closing to such location, bank and account as Purchaser shall specify.  After the Closing, if the Sellers or any of their Affiliates receive any amount which is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, the Sellers promptly shall remit or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 8.1.  After the Closing, if Purchaser or any of its Affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted, such amount to the Seller at the address set forth in Section 8.1.  After the Closing, if Purchaser or any of its Affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which the Sellers are responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to the Sellers in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to the Seller at the address set forth in Section 8.1.  After the Closing, if the Sellers or any of their Affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, the Sellers promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 8.1.

Section 4.13 Returns.

(a) The Sellers will reimburse Purchaser for all Return Liabilities incurred prior to the 180th calendar day following the Closing Date that are in excess of the reserve for

Return Liabilities in Closing Working Capital (as finally determined pursuant to Section 1.6).  Promptly following request by Purchaser after the 180th calendar day following the Closing Date (but in any event within 10 business days of such request), which request shall include reasonable documentation as to the amount of such Return Liabilities, the Seller shall reimburse Purchaser for any such amounts in cash by wire transfer of immediately available funds, subject to completion of the Dispute Procedures (if initiated by the Seller).

(b) Purchaser agrees that until the 180 th calendar day following the Closing Date, and except for general commercial practices reasonably consistent with the conduct of the Business by the Sellers prior to the Closing Date, Purchaser shall not intentionally (i) encourage any customer (including any distributor, wholesaler or retailer) to return any Products, (ii) make any material change (or announce any prospective material change) in prices, sales discounts or allowances or any other sales incentives in connection with the sales of any Products or (iii) engage in any marketing practices or activities or make any material change (or announce any prospective material change) in any marketing practices or activities that in each of (ii) and (iii) would reasonably be expected to result in material Product returns.

Section 4.14 Consents.  The Sellers shall use their commercially reasonable efforts to obtain the consent of any third party to any Assumed Contract, which is required for the assignment of any such Assumed Contract from the Sellers to Purchaser, including the payment of any required transfer fees payable to the licensors; provided, that the Sellers shall be responsible for the first $100,000 of such transfer fees, Purchaser shall be responsible for the next $100,000 of such transfer fees and the Sellers shall be responsible for all remaining transfer fees.

Section 4.15 Coupons.  The Sellers will reimburse Purchaser for all Coupon Liabilities incurred prior to the 180th calendar day following the Closing Date relating to coupons or rebates issued or distributed before the Closing Date that are in excess of the accrual for Coupon Liabilities in Closing Working Capital (as finally determined pursuant to Section 1.6).  Promptly following request by Purchaser after the 180th calendar day following the Closing Date (but in any event within 10 business days of such request), which request shall include reasonable documentation as to the amount of such Coupon Liabilities, the Seller shall reimburse Purchaser for any such amounts in cash by wire transfer of immediately available funds.  Within 10 days following receipt of such reimbursement request, the Seller shall provide Purchaser with written notice of any dispute with respect to the amount of the proposed reimbursement.  The Seller and Purchaser shall attempt to resolve any such dispute in good faith, provided that if such dispute cannot be resolved within 15 days after Purchaser’s receipt of the Seller’s dispute notice, such dispute shall be submitted to an independent accounting firm for final resolution (or Ernst & Young if such parties cannot agree on an independent accounting firm).  The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser and the Seller.  The determination of the accounting firm shall be final and binding upon each of the parties.  The four foregoing sentences are referred to herein as the “Dispute Procedures.”

Section 4.16 No Shop.  Effective as of the date hereof and continuing through the Closing Date, the Sellers shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the initiation of inquiries or proposals from, provide any confidential information to, or participate in any discussions or negotiations with, any Person or group of Persons (other than Purchaser and its Affiliates and their respective officers, employees, representatives and agents) involving a sale by the Sellers of the Business or all or substantially all of the Acquired Assets (other than the sales of Inventory in the ordinary course of business consistent with past practice), or any similar transaction involving the Sellers, regardless of the economic or other terms of any such sale or transaction.  The Sellers will immediately cease and cause to be terminated any existing activities or negotiations with any parties conducted heretofore with respect to any such inquiry or proposal relating to the sale of the Business or all or substantially all of the Acquired Assets.

Section 4.17 Employees.  Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times, the Seller will provide Purchaser access to the employees of the Sellers primarily engaged in the Business as Purchaser shall reasonably request to enable Purchaser to make offers of employment to such employees.  The employees of the Business set forth on Schedule 4.17 are entitled to receive stay bonuses from the Sellers in the amounts set forth opposite their names on Schedule 4.17.  The Sellers shall be solely responsible for the payment of all such stay bonuses.  The Sellers shall not interfere with any negotiations between Purchaser and such employees with respect to such offers of employment, and Purchaser shall be entitled (but not obligated) to employ each such employee subject to consummation of the Acquisition; provided, that the Sellers may provide additional stay bonuses at their sole discretion to any employee that has not been offered employment by Purchaser within two months of the date hereof, or who has declined any such offer of employment.  No offer of employment made pursuant to this Section may take effect prior to the expiration or termination of the Transitional Services Agreement without the Seller’s consent (not to be unreasonably withheld or delayed).  Purchaser shall not between the date of this Agreement and the termination of the Transitional Services Agreement or Manufacturing Agreement (whichever is later) solicit for employment any other employee of the Sellers except as part of a general solicitation not directed at any such employees.

Section 4.18 Non-Competition and Non-Solicitation Agreements.

(a) During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), the Seller covenants and agrees not to, and shall cause Coty Inc. and its subsidiaries (together with the Seller, the “Restricted Affiliates”) not to, directly or indirectly, anywhere in the United States, the United Kingdom or Canada, conduct, manage, operate or have an ownership interest in any business or enterprise that distributes, markets or sells products that compete with Products of the Business that are (i) oral analgesics for toothache pain, teething pain and mouth sores, used for dry mouth and tooth desensitization, and oral rinses for pain relief, (ii) oral hygiene and sore throat products for babies or toddlers or (iii) over the counter therapeutic products for babies and toddlers for the treatment of eczema, cradle cap, ear ache and stomach discomfort (each, a “Competing Business”); provided, however, that the foregoing shall not restrict the Restricted Affiliates from (x) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any person engaged in a Competing Business if the Restricted Affiliates do not, directly or indirectly, beneficially own in the aggregate more than 20% of the outstanding shares or equity of such person or (y) acquiring and continuing to hold, manage or operate any business or person engaged in a Competing Business if such Competing Business accounts for less than 20% of such business’ or person’s consolidated annual revenues, or less than $25 million in annual revenues, in each case during the year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition).  In the event the Restricted Affiliates acquire any business or person, the acquisition of which would otherwise violate this Section 4.18(a), the Restricted Affiliates shall not be in violation of this Section 4.18(a) if the Competing Business of such business or person accounts for more than 15% of such business’ or person’s consolidated annual revenues during the year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition) and, as soon as practicable, but in any event within 120 days after the closing of such acquisition, the Restricted Affiliates commence efforts to divest the portion of such acquired person or business required in order to otherwise comply with this Section 4.18(a) and, within one year after the closing of such acquisition, the Restricted Affiliates consummate the divestiture of the portion of such acquired person or business required in order to otherwise comply with this Section 4.18.

(b) Nothing contained in Section 4.18(a) shall prevent the Restricted Affiliates from continuing to engage in or have any ownership interest in any business or activity in which they are currently engaged or in which they currently have an ownership interest (other than the Business).

(c) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Seller shall not, and shall cause the Affiliate Sellers and Coty Inc. and its subsidiaries not to, directly or indirectly, solicit, or induce, or attempt to solicit or induce, any former employee, staff member or independent contractor of the Business, who was employed or retained by the Business in the one-year period prior to the Closing Date, and who was hired by Purchaser or its Affiliates on or prior to the Closing Date in accordance with Section 4.17 of this Agreement, to leave the employ or service of Purchaser or its Affiliates for any reason whatsoever, nor shall they offer or provide employment, either on a full-time basis or part-time or consulting basis, to any such employee, staff member or independent contractor; provided, however, that (i) the Sellers and Coty Inc. and its subsidiaries may solicit or hire any employee who has received notice terminating their employment with Purchaser or any of its Affiliates and (ii) the Sellers and Coty Inc. and its subsidiaries shall be free to conduct a general advertising or solicitation program that is not specifically targeted at any such former employees, staff members or independent contractors.

(d) The Seller acknowledges and agrees that the provisions of this Section 4.18 are reasonable and necessary to protect the legitimate business interests of Purchaser and its investment in the Business.  Neither the Seller nor any of its Affiliates shall contest that Purchaser’s remedies at law for any breach or threat of breach by any such person of the provisions of this Section 4.18 will be inadequate, and that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.18 and to enforce specifically such terms and provisions, in addition to any other remedy to which Purchaser may be entitled at law or equity.  The restrictive covenants contained in this Section 4.18 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Seller or any Affiliate may allege against Purchaser under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.  If any of the provisions contained in this Section 4.18 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

Section 4.19 Certain Financial Information.  From the date of this Agreement until the Closing Date, the Sellers will deliver to Purchaser, (i) no later than 20 calendar days after the end of each calendar month, a statement of the Business’ unaudited statement of Selling Margin for the Products for the immediately preceding calendar month, which shall fairly present in all material respects the Selling Margin for the Products for the period presented in accordance with Del Accounting Consistently Applied.

Section 4.20 Trademarks.   Purchaser shall bear the costs of preparation and execution (including notarization, legalization or such other legal formalities as may be required by the relevant trademark office in connection with a party’s execution of the document as a prerequisite to the recording of such document) of all Trademark assignments to be executed pursuant to this Agreement or any of the Related Transfer Instruments in any country other than the United States.  Purchaser shall make all such filings following the Closing at such times as it deems necessary or appropriate, and the Sellers shall provide all assistance, at Purchaser’s expense, as may be reasonably requested by Purchaser relating thereto, including execution of all applicable Trademark assignments prepared by Purchaser.  Purchaser shall bear all fees, costs, taxes and expenses in connection with recording the assignments of the Intellectual Property identified in the Assignment of Trademarks and the Assignment of Patent, which assignments shall be filed with the U.S. Patent and Trademark Office (or the appropriate foreign counterpart office) on or promptly following the Closing Date.  Notwithstanding the foregoing, the Seller shall, promptly following the date hereof, (i) make, execute and file such assignments and conveyances as may be necessary to effect and confirm that the Seller is the owner of record of the Trademarks identified on Schedule 2.7 as pending or registered outside the United States, and (ii) provide Purchaser with copies or other evidence confirming such filings. The Seller shall bear all fees, costs, taxes and expenses in connection with the preparation, execution and recording of such assignments and conveyances as may be necessary to confirm and record in the Seller's name the non-U.S. Trademarks  to the extent they are currently in the name of a third party.

Section 4.21 Promotion Liabilities.  The Sellers will reimburse Purchaser for all Promotion Liabilities incurred prior to the 270th calendar day following the Closing Date relating to the marketing, distribution or sale of Products prior to the Closing Date that are in excess of the sum of (a) the accrual for Promotion Liabilities in Closing Working Capital (as finally determined pursuant to Section 1.6), (b) the excess, if any, of the accrual for Coupon Liabilities in Closing Working Capital (as finally determined pursuant to Section 1.6) over Coupon Liabilities incurred prior to the 180th calendar day following the Closing Date relating to coupons or rebates issued or distributed before the Closing Date and (c) the excess, if any, of the reserve for Return Liabilities in Closing Working Capital (as finally determined pursuant to Section 1.6) over Return Liabilities incurred prior to the 180th calendar day ollowing the Closing Date.  Promptly following request by Purchaser after the 270th calendar day following the Closing Date (but in any event within 10 business days of such request), which request shall include reasonable documentation as to the amount of such Promotion Liabilities, the Seller shall reimburse Purchaser for any such amounts in cash by wire transfer of immediately available funds, subject to the completion of the Dispute Procedures (if initiated by the Seller).

Section 4.22 Inventory.  At Purchaser’s request on or after the Closing, the Sellers shall properly dispose of all raw materials, packaging materials and finished goods constituting Inventory purchased or manufactured before January 1, 2007 for the Business and provide a certificate of disposal to Purchaser.  The cost of such disposal shall be borne 50% by Purchaser and 50% by the Sellers.

Section 4.23 Ancillary Agreements.  Purchaser and the Seller shall use good faith efforts to finalize the terms and conditions of each of the Transitional Services Agreement (including the annexes thereto) and the Manufacturing Agreement within 10 days of the date hereof.

ARTICLE V

CLOSING CONDITIONS

Section 5.1 Conditions to Obligations of the Parties.  The obligations of the Seller and Purchaser to consummate the Acquisition shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) The waiting period under the HSR Act shall have expired or been terminated without any agreement with the Federal Trade Commission or the Department of Justice by either the Seller or Purchaser not to consummate the Acquisition before a specific date.

(b) There shall not be in effect any injunction, restraining order, decree or judgment of any Governmental Entity prohibiting the consummation of the Acquisition.

Section 5.2 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the Acquisition shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as though made at and as of such time (without regard to any Material Adverse Effect, materiality qualifications or similar qualifiers included in such representations and warranties), except to the extent that the effect of such failure to be true or correct, when taken together on a cumulative basis with the effect of all other representations and warranties to not be true or correct in all respects (without regard to any Material Adverse Effect, materiality qualifiers or similar qualifiers contained therein) by adding together the effects of all such breaches of such representations and warranties, would not have or reasonably be expected to have a Material Adverse Effect.

(b) The Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them at or before Closing.

(c) Since the date hereof, there shall not have been any event, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Purchaser shall have received a certificate signed by a duly authorized officer of the Seller certifying as to compliance with Section 5.2(a) and Section 5.2(b) hereof.

Section 5.3 Conditions to the Obligations of the Seller.  The obligations of the Seller to consummate the Acquisition shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except such representations and warranties qualified by materiality or similar qualifiers which shall be true and correct in all respects).

(b) Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before the Closing.

(c) The Seller shall have received a certificate signed by a duly authorized officer of Purchaser certifying as to compliance with Section 5.3(a) and Section 5.3(b) hereof.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1 Survival.  The representations and warranties contained in this Agreement (including the Schedules) and in any Related Instrument and all covenants and agreements contained in this Agreement that contemplate performance thereof prior to the Closing Date shall survive the Closing Date solely for purposes of this Article VI and shall terminate at the close of business on the 18 month anniversary of the Closing Date; provided, that any representation or warranty relating to Taxes shall survive the Closing Date until the 30th day after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof); provided, further that the representations and warranties of the Seller contained in (a) Section 2.2 (Authority; Execution and Delivery; Enforceability) shall survive the Closing Date indefinitely and (b) Section 2.6 (Title to Assets) shall survive until the third anniversary of the Closing Date.  The covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing shall survive the Closing.  For the avoidance of doubt, the Excluded Liabilities shall survive the Closing indefinitely.

Section 6.2 Indemnification by the Seller.  (a)  From and after the Closing, the Sellers shall, jointly and severally, indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Purchaser Indemnitees”) against, and hold them harmless from, any loss, cost (including reasonable fees and expenses of outside accountants, consultants and experts), damage, expense (including reasonable legal fees and expenses) and amounts paid in settlement, court costs and other expenses of litigation, including in respect of enforcement of its indemnity rights hereunder (collectively, “Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i) (A) any breach of any representation or warranty of the Seller that is contained in this Agreement (including the Schedules) or in any Related Transfer Instrument and (B) any liabilities, obligations or commitments arising out of or relating to (I) the class action Williams v. Del Pharmaceuticals, Inc. with respect to Pronto brand Products and (II) any Proceeding relating to the Acquired Assets or the Products commenced before the Closing Date;

(ii) any breach of any covenant of the Sellers contained in this Agreement or in any Related Transfer Instrument; and

(iii) any Excluded Liability.

(b) The Sellers shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i) under clause (i)(A) of Section 6.2(a) unless the aggregate of all Losses for which the Sellers would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $2,500,000 (the “Basket”), and then only to the extent of any such excess; provided, that any Losses attributable to a breach of the representations and warranties of the Seller contained in Section 2.2 (Authority; Execution and Delivery; Enforceability), Section 2.11 (Brokers) and Section 2.15 (Taxes) shall not be subject to any of the limitations of this clause (i);

(ii) under clause (i)(A) of Section 6.2(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $10,000, in which case such items shall not be aggregated for purposes of clause (i) of this Section 6.2(b); provided, that any Losses attributable to a breach of the representations and warranties of the Seller contained in Section 2.2 (Authority; Execution and Delivery; Enforceability), Section 2.11 (Brokers) and Section 2.15 (Taxes) shall not be subject to any of the limitations of this clause (ii); and

(iii) under clause (i)(A) of Section 6.2(a) in excess of an amount equal to 15% of the Purchase Price (the “Maximum”); provided, that that any Losses attributable to a breach of the representations and warranties of the Seller contained in Section 2.2 (Authority; Execution and Delivery; Enforceability) and Section 2.15 (Taxes) shall not be subject to any of the limitations of this clause (iii).

Notwithstanding the foregoing, the limitations on the indemnification obligations of the Sellers set forth herein shall not apply to claims based upon fraud or intentional misrepresentation.

Section 6.3 Indemnification by Purchaser.  (a)  From and after the Closing, Purchaser shall indemnify the Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnitees”) against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from:

(i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any Related Transfer Instrument;

(ii) any breach of any covenant of Purchaser contained in this Agreement or in any Related Transfer Instrument; and

(iii) any Assumed Liability.

(b) Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any liability:

(i) under clause (i) of Section 6.3(a) unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $2,500,000, and then only to the extent of any such excess; provided, that any Losses attributable to a breach of the representations and warranties of Purchaser contained in Section 3.2 (Authority; Execution and Delivery; Enforceability) and Section 3.4 (Brokers) shall not be subject to any of the limitations of this clause (i);

(ii) under clause (i) Section 6.3(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $10,000, in which case such items shall not be aggregated for purposes of clause (i) of this Section 6.3(b); provided, that any Losses attributable to a breach of the representations and warranties of Purchaser contained in Section 3.2 (Authority; Execution and Delivery; Enforceability) and Section 3.4 (Brokers) shall not be subject to any of the limitations of this clause (ii); and

(iii) under clause (i) of Section 6.3(a) in excess of the Maximum; provided, that that any Losses attributable to a breach of the representations and warranties of the Purchaser contained in Section 3.2 (Authority; Execution and Delivery; Enforceability) shall not be subject to any of the limitations of this clause (iii).

Section 6.4 Calculation of Losses.  The amount of any Loss for which indemnification is provided under Section 6.2(a) or Section 6.3(a) shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss (net of any increase in insurance premiums, retroactive premiums, premium adjustments or costs of collection) and shall be reduced by any net Tax benefit actually realized by the indemnified party.  For purposes of this Agreement, an indemnified party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid in cash by such indemnified party is reduced below the amount of Taxes that such indemnified party would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses for which indemnification is provided under this Article VI.  Any indemnity payment under Section 6.2(a) or Section 6.3(a) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Tax law.

Section 6.5 Termination of Indemnification.  The obligations to indemnify and hold harmless any party under Section 6.2(a)(i) and Section 6.3(a)(i) shall terminate on the 18 month anniversary of the Closing Date; provided, that the obligations to indemnify and hold harmless any party under Section 6.2(a)(i) relating to Taxes shall terminate the 30th day after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof); provided, further that the representations and warranties of the Seller contained in (a) Section 2.2 (Authority; Execution and Delivery; Enforceability) shall survive the Closing Date indefinitely and (b) Section 2.6 (Title to Assets) shall survive until the third anniversary of the Closing Date; provided, further, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the indemnified party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim to the extent then known) pursuant to Section 6.6 to the indemnifying party.  All other obligations to indemnify and hold harmless any party pursuant to this Article VI shall not terminate.

Section 6.6 Procedures.  (a)  In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must promptly notify the indemnifying party (the “indemnifying party”) in writing (and in reasonable detail) of the Third Party Claim after receipt by such indemnified party of notice of the Third Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced in the defense of such claim as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (exercisable by written notice to Purchaser or the Seller, as applicable, within 60 days of receipt of notice of the Third Party Claim from Purchaser or the Seller, as applicable) with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party.  The indemnifying party’s right to assume the defense of a Third Party Claim (other than a Third Party Claim relating to an Excluded Liability in the case of the Seller or an Assumed Liability in the case of Purchaser) shall be subject to the following conditions:  (i) the claim involves (and continues to involve) solely monetary damages; (ii) the claim is not, in the reasonable judgment of the indemnified party, likely to result in an aggregate liability that will exceed the then remaining amount of the Maximum; (iii) the indemnifying party expressly agrees in writing with the indemnified party that, as between the two, the indemnifying party is solely obligated to satisfy and discharge the claim, subject to the Basket and the Maximum, to the extent applicable, and (iv) the claim does not relate to or arise in connection with any criminal or quasi-criminal allegation, proceeding, action, indictment or investigation.  If the indemnifying party does not assume control of the defense of such claim within the period of time required or, after assuming such control, the indemnifying party fails to diligently defend against such claim in good faith (it being understood that settlement of such claim does not constitute such a failure to defend), the indemnified party shall have the right to defend and settle such claim.  Should the indemnifying party so elect to assume the defense of and continue to be entitled to defend such Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense and continue to be entitled to defend such Third Party Claim, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof or lost the right to continue such defense hereunder (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  Each party shall cooperate in the defense of a Third Party Claim.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the indemnified party.

(c) Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 6.2 or Section 6.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver written notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 6.2 or Section 6.3, except to the extent that the indemnifying party has been actually prejudiced in the defense of such claim by such failure.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute.  Such negotiations will commence as soon as practicable after the indemnified party shall have given notice of such claim to the indemnifying party.  If the dispute is not resolved through negotiations within 30 days, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction pursuant to the terms of this Agreement.

Section 6.7 Sole Remedy; No Additional Representations.  (a)  Except as otherwise specifically provided in any Related Transfer Instrument, each of the parties hereto acknowledges and agrees that its sole and exclusive remedy after the Closing Date with respect to any and all claims and causes of action relating to this Agreement (including the Schedules) and the Related Transfer Instruments, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article VI.  In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules) and the Related Transfer Instruments, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or intentional misrepresentation) it may have against the Sellers arising under or based upon any applicable law or arising under or based upon common law or any contract (except pursuant to the indemnification provisions set forth in Section 6.2 or Section 6.3, as applicable).  Notwithstanding the foregoing, nothing in the foregoing sentence shall limit the rights of the parties to seek specific performance as provided in Sections 4.18(d) and 8.13(a).

(b) Purchaser acknowledges that none of the Sellers, their Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement (including the Schedules) or the Related Instruments, and none of the Sellers, their Affiliates or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations and warranties of the Sellers set forth in this Agreement (including the Schedules) or in any Related Instrument.

(c) Purchaser also acknowledges that, except as expressly set forth in the representations and warranties set forth in this Agreement (including the Schedules) or in any Related Instrument, there are no representations or warranties of the Sellers of any kind, express or implied, with respect to the Business, and that Purchaser is purchasing the Acquired Assets “as is”, “where is” and “with all faults”.  Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in this Agreement (including the Schedules) or in any Related Instrument, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 6.8 Limitations on Liability.  (a)  Notwithstanding any provision herein, neither the Sellers nor the Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, stockholders, agents, or representatives on account of any indemnity obligation set forth in Section 6.2(a)(i) and Section 6.2(a)(ii) or Section 6.3(a)(i) and Section 6.3(a)(ii) for any indirect, consequential or punitive damages except to the extent payable to third parties.

(b) The Sellers and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify the other under this

Agreement, including, without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability to the extent required by applicable law.

(c) For purposes of determining the existence of any breach of representation and warranty or calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (other than those in Sections 2.5, 2.13 and 2.14) in this Agreement (including the Schedules) or in any Related Transfer Instrument, the references to “Material Adverse Effect” or “material” or other materiality qualifications (or correlative terms), except when expressed in accounting concepts such as GAAP, shall be disregarded.

Section 6.9 Guarantee.  Coty Inc. hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment of any amounts owing by the Sellers pursuant to the indemnification provisions of Section 6.2(a).  Upon any failure of the Sellers to pay punctually any such amount, Coty Inc. agrees to forthwith on demand pay the amount not so paid as provided in this Agreement.  Purchaser may enforce Coty Inc.’s obligations without first (a) suing the Sellers, (b) joining the Sellers in any suit against Coty Inc., (c) enforcing any rights and remedies against the Sellers or (d) otherwise pursuing or asserting any claims or rights against the Sellers or any of their respective property, in the event of a breach of any of the Sellers’ obligations under this Article VI.  Coty Inc.’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (i) any setoff, counterclaim, defense, act or occurrence which Coty Inc. may have against Purchaser as a result or arising out of any transaction other than the Acquisition, (ii) the amendment, modification, waiver or alteration of this Agreement, with or without the knowledge or consent of Coty Inc., or (iii) the inaccuracy of any of the representations and warranties of the Purchaser under this Agreement, other than in the case of fraud or intentional misrepresentation.  Each of the defenses, limitations, conditions and qualifications on and with respect to the obligations of the Sellers hereunder shall apply with equal force and effect to the obligations of Coty Inc. in respect of this Guarantee.

ARTICLE VII

TERMINATION

Section 7.1 Termination.  This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:

(a) by mutual consent of the Seller and Purchaser;

(b) by Purchaser, if there has been a material breach by the Sellers of any covenant, representation or warranty contained in this Agreement which will prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and such breach has not been waived by Purchaser or cured by the Sellers within 20 business days after receipt of written notice thereof from Purchaser;

(c) by the Seller, if there has been a material breach by Purchaser of any covenant, representation or warranty contained in this Agreement which will prevent the satisfaction of any condition to the obligations of the Seller at the Closing and such breach has not been waived by the Seller, or cured by Purchaser within 20 business days after receipt of written notice thereof from the Seller;

(d) by either the Seller or Purchaser if the Closing shall not have occurred by August 15, 2008; provided, that no party may rely upon this Section 7.1(d) to terminate this Agreement if such party's material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e) by either the Seller or Purchaser if a Governmental Entity shall have issued an injunction, restraining order, decree or judgment, or taken any other action, in each case permanently prohibiting the Acquisition, and such injunction, restraining order, decree or judgment shall have become final and nonappealable; provided, that no party may rely upon this Section 7.1(e) to terminate this Agreement if such party shall have failed to use its commercially reasonable efforts to prevent the entry of such injunction, restraining order, decree or judgment.

Section 7.2 Procedure and Effect of Termination.

(a) In the event of termination and abandonment of the Acquisition pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the Acquisition shall be abandoned, without further action by any of the parties.

(b) In the event of termination pursuant to Section 7.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the obligations of the other party, (ii) failure to perform a covenant of this Agreement, or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages incurred and suffered by the other party as a result of such failure or breach.

(c) The provisions of this Section 7.2 and Sections 4.2 (Confidentiality), 4.6 (Publicity), 8.1 (Notices), 8.7 (Fees and Expenses), 8.8 (Governing Law), 8.13 (Consent to Jurisdiction) and 8.14 (Waiver of Jury Trial) shall survive any termination hereof pursuant to Section 7.1.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or on the third business day if mailed by registered or certified mail (return receipt requested) or the next business day, if sent by reputable overnight express courier (charges prepaid) or upon transmission, if transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Seller, to:

Del Pharmaceuticals, Inc.
c/o Coty Inc.
Two Park Avenue
New York, New York 10016
	Telephone:	(212) 479-4338
	Facsimile:	(212) 479-4328
	Attention:	Jules Kaufman, Esq.
General Counsel

with a copy to:	Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
	Telephone:	(212) 841-1056
	Facsimile:	(212) 841-1010
	Attention:	Scott Smith, Esq.

(b) if to Purchaser to:
Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297
	Telephone:	(609) 279-7558
	Facsimile:	(609) 497-7177
	Attention:	President

with a copy to:	Susan E. Goldy, Esq.
Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297
	Telephone:	(609) 279-7558
	Facsimile:	(609) 497-7177

And
John D. LaRocca, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
	Telephone:	(215) 994-2778
	Facsimile:	(215) 655-2778

Section 8.2 Definitions; Interpretation.  (a)  For purposes of this Agreement:

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.  For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Assignment of Patent” shall mean the assignment of patent agreement between the Seller and Del Laboratories, Inc. and Purchaser substantially in the Form of Exhibit C.

“Assignment of Trademarks” shall mean the assignment of trademarks agreement between the Seller and Purchaser substantially in the Form of Exhibit B.

“Assumption Agreement” shall mean the assumption agreement between the Sellers and Purchaser substantially in the form of Exhibit A.

“Bill of Sale and Assignment Agreement” shall mean the bill of sale and assignment agreement executed by the Sellers substantially in the Form of Exhibit D.

“Business” shall mean the business of manufacturing, marketing, distributing and selling the Brand Products and manufacturing and distributing the Private Label Products in each case as conducted by the Sellers.

“Closing Date” shall mean the date on which the Closing occurs.

“Canadian Transfer Documents” shall mean a such bill of sale and Assignment Agreement and/or an assumption agreement (or similar agreements) as shall be required to sell, assign, transfer, convey and deliver to Purchaser all right, title and interest in and to the Acquired Assets (other than Trademarks) located in Canada or owned by an Affiliate Seller organized under the laws of Canada or a province thereof to Purchaser, in each case based upon the applicable Exhibit with any such changes as are required by Canadian law and otherwise in form and substance reasonably acceptable to the Seller and Purchaser.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Formulae” shall mean the specifications, formulations, manufacturing processes, chemical manufacturing control data, quality control and quality assurance data, production packaging and engineering information and procedures used by the Sellers exclusively in the manufacture, packaging and distribution of the Products.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” shall mean any federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency,

administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

“Intellectual Property” shall mean, collectively, Trademarks, Patent and any Other Intellectual Property.

“Inventory” shall mean, with respect to the Products, all inventories of finished goods ready for final sale, componentry, work-in-progress and raw materials (other than chemicals) owned by the Sellers (including goods in transit or in the possession of third parties).

“Knowledge of the Sellers” shall mean the actual knowledge of Randy Sloan (EVP, General Manager, Del Pharmaceuticals), Bruce MacKay (VP, Scientific Affairs), Cary Newman (EVP, Global Operations), Scott Pestyner (VP, Finance), Bob Callaghan (VP, Production Planning), Steve Brainard (VP, Manufacturing), Rick Smith (VP, Distribution/Warehousing), Paul Buchbauer (VP, Procurement) and Brian Bradley (SVP Sales, Del Pharmaceuticals).

“Lien” shall mean any lien (statutory or otherwise), charge, security interest, pledge, mortgage or similar encumbrance of any kind or nature.

“Manufacturing Agreement” shall mean the manufacturing agreement between the Sellers and Purchaser in a form reasonably acceptable to Purchaser and the Seller but in any event to be drafted in accordance with the term sheet attached hereto as Exhibit E.

“Material Adverse Effect” means any event, change, occurrence or development that has or would reasonably be expected to have a material and adverse effect upon the business, assets, financial condition or operating results of the Business, taken as a whole, except any such effect resulting from or arising in connection with (i) the announcement of the Acquisition or the other transactions contemplated hereby and by the Related Instruments or any actions taken by the Sellers as required by this Agreement or at the written request or consent of Purchaser; (ii) changes or conditions affecting the over-the-counter pharmaceutical industry generally (so long as such change or condition does not have a disproportionate effect upon the Business and so long as such change or condition does not adversely impact the sale, manufacture or distribution of benzocaine or benzocaine based-products), (iii) changes in applicable law, rules or regulations or GAAP (so long as such change does not adversely impact the sale, manufacture or distribution of benzocaine or benzocaine based-products), or (iv) changes in general economic, regulatory, banking, capital markets, or political conditions (whether as a result of acts of war, armed hostility, terrorism or otherwise).

“Other Intellectual Property” shall mean all the Formulae, technology, inventions, discoveries (whether patentable or not), processes, specifications, know-how, trade secrets, goodwill, trade dress, copyrights and research information and data concerning research and development efforts, in each case, which are owned by the Sellers and used exclusively in the conduct of the Business.

“Patent” shall mean U.S. Patent No. 6,524,604, Method, composition and kit to remove lice ova from the hair, issued on 2/25/03.

“Permitted Liens” shall mean, collectively (a) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, (b) mechanics’, warehousemens’, workmens’, repairmens’ and carriers’ and other similar Liens arising in the ordinary course for obligations which are not delinquent and (c) Liens which do not materially impair the value of or the continued use of the assets subject to such Liens.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Related Instruments” shall mean the Assignment and Assumption Agreement, the Assignment of Trademarks, the Assignment of Patent, the Bill of Sale, the Manufacturing Agreement, the Transitional Services Agreement and the Canadian Transfer Documents and any certificate, agreement, instrument or other statement delivered under this Agreement.

“Related Transfer Instruments” shall mean each Related Instrument other than the Manufacturing Agreement and the Transitional Services Agreement.

“Retained Information” shall mean, with respect to the Business, any and all (i) books and records prepared and maintained by the Sellers, (ii) regulatory files and (iii) other materials, data, information, and literature, in each case that are required to be retained by the Sellers pursuant to applicable law, rules or regulations or otherwise in order to respond to inspections by the FDA or any other Governmental Entity, as well as any rights, property and assets (real, personal or mixed, tangible or intangible) used, but not exclusively used, in the Business (other than those listed on Schedule 2.13) and is necessary for the conduct of the Business by Purchaser.

“Taxes”, or “Tax” in the singular form, shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, value-added, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.  Such terms shall include any interest, penalties or additions payable in connection with such taxes, levies or like assessments.

“Tax Return” shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed under a Tax law, regulation or administrative rule (including any schedule or attachment thereto or any amendment thereof).

“Trademarks” shall mean all trademarks, service marks, service names, trade names and domain names set forth on Schedule 2.7(a) and all registrations, applications and renewals for any of the foregoing, together with the goodwill associated therewith.

“Transitional Services Agreement” shall mean the Transitional Services Agreement among the Sellers and the Purchaser substantially in the form of Exhibit F.

“United States” shall mean the fifty states of the United States of America, the District of Columbia and any other possession or territory of the United States of America.

(b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (except any such amendments, supplements or modifications that are not permitted hereby), (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

Section 8.3 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.4 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more such counterparts have been signed by each of the parties and delivered to the other party.

Section 8.5 Entire Agreement.  This Agreement, the Related Instruments and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

Section 8.6 Affiliates.  To the extent any covenant or agreement herein requires action by any Affiliate of the Seller or Purchaser (it being understood that each of the Affiliate Sellers is and shall be considered an Affiliate of the Seller for all purposes of this Agreement), the Seller and the Purchaser shall cause its applicable Affiliate to comply with such covenant or agreement.

Section 8.7 Fees and Expenses.  Except as otherwise provided herein, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 8.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 8.9 Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party.  Any attempted assignment in violation of this Section 8.9 shall be void.

Section 8.10 Successors and Assigns.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, each of the Purchaser Indemnitees and each of the Seller Indemnitees shall be considered a third party beneficiary of the indemnification provisions of this Agreement.

Section 8.11 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.12 Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing Purchaser, on one hand, or the Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

Section 8.13 Specific Performance; Jurisdiction.

(a) Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto (except to the extent such matter is required to be decided by an independent accountant as contemplated by this Agreement), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 8.14 Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14(b).

Section 8.15 Representations.  The representations and warranties hereunder shall not be affected or diminished by, and no right of indemnification for breach of such representations or warranties shall be limited or waived by reason of, any investigation or knowledge of such breach prior to the Closing by the party or parties for whom benefit such representations and warranties are made.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DEL PHARMACEUTICALS, INC.
By:	/s/ Michael Fishoff
	Name:	Michael Fishoff
	Title:	CFO

CHURCH & DWIGHT CO., INC.
By:	/s/ Matthew T. Farrell
	Name:	Matthew T. Farrell
	Title:	CFO

Solely with respect to Section 6.9:

COTY INC.
By:	/s/ Michael Fishoff
	Name:	Michael Fishoff
	Title:	CFO